Exhibit 99.1

   INSURE.COM, INC. REPORTS YEAR-END AND FOURTH QUARTER 2006 FINANCIAL RESULTS

     -- Q4 Net loss of $124,000 includes a real estate write-down of $288,000 vs. net loss of $4.3 million in Q4 2005, which included a $3.75 million goodwill impairment charge.

     -- Q4 Revenues climbed 19 percent to $4.6 million vs. $3.9 million for Q4
        2005

     -- Full year net loss of $3.4 million vs. $4.9 million in 2005

     -- Full year revenues reach record $17.2 million vs. $17.1 million in
        2005

    DARIEN, Ill., Jan. 31 /PRNewswire-FirstCall/ -- Insure.com, Inc.
(Nasdaq: NSUR), the only place on earth where you can get auto, life, health, home and business insurance quotes from over 100 leading companies and have the freedom to buy from the company of your choice, today announced financial results for the fourth quarter and year ended December 31, 2006.

    Financial Results

    Insure.com reported revenues of $4.6 million for the fourth quarter of 2006, an increase of 19 percent from revenues of $3.9 million for the same quarter of last year. The net loss for the fourth quarter was $124,000, or $0.02 per share, which included a real estate write-down of $288,000. For the fourth quarter of 2005, the Company recorded a net loss of $4.3 million, which included a non-cash goodwill impairment charge of $3.75 million.

    For the year ended December 31, 2006, revenues were a record
$17.2 million, just above those of 2005. The net loss for 2006 was $3.4 million, or $0.46 per share, which included total real estate impairment charges of $1.6 million, compared to a net loss of $4.9 million, or $0.67 per share for 2005, which included a goodwill impairment charge of $3.75 million.

    "During 2006 we were, and still are, challenged by the closing of our Colorado sales office and the time it takes to build an insurance telephone sales center at our home office," said Robert Bland, chairman and CEO. "But our business model is strengthening and we did make terrific progress in the fourth quarter as both life commission revenues and ad revenues rose against the backdrop of well-controlled expenses. In 2007, our focus will remain on rebuilding our telephone sales force, growing our click revenues and improving our overall advertising efficiency. We are very optimistic about the future of the emerging online insurance sector and we expect to deliver substantially improved financial performance to our shareholders in 2007."

    Phil Perillo, chief financial officer, remarked, "The consolidation of our telephone sales operation into one location is now beginning to pay off. In addition, click revenues in 2006 soared 162 percent to $5.5 million from $2.1 million in 2005. As we previously announced, we are actively seeking to sell our Evergreen, Colorado office building and land that previously housed the Colorado call center. The book value of this property has been written down to $3.6 million. As of this date, we are not able to project when and if the Colorado real estate will be sold or what the ultimate selling price may be. The eventual sale of this property will increase our investment portfolio by the net proceeds and also reduce operating expenses by approximately $250,000 per year. Our balance sheet remains strong, with $8.2 million in cash and marketable securities and no debt."

    Depreciation and amortization charges were $853,000 for the full year 2006 vs. $973,000 for the full year 2005.

    Stockholders' equity amounted to $19.5 million at December 31, 2006 as compared to $22.6 million at December 31, 2005.

    Insure.com has a stock repurchase plan in place. During 2006, the Company repurchased 21,324 shares and is currently authorized by its board to repurchase up to 621,000 additional shares in the open market or in negotiated transactions.

    Additional Business Model Information

    Insure.com is an independent, Internet-oriented insurance brokerage that caters to self-directed insurance shoppers. We rely primarily upon direct response advertising and strategic alliances to obtain new customers and qualified Web site traffic.

    In February of 2006 Insure.com closed its Colorado sales office and consolidated those operations into its Darien, IL home office facility. Since February of 2006, the Company has been developing a new telephone sales force within its home office location. The Company expects that this new unit will reach near-term target potential during the last half of 2007.

    In early 2006, the Company ceased using its former corporate name, Quotesmith.com and also ceased using the acquired Life Quotes brand name in favor of consolidating all marketing messages under the Insure.com name. The Company believes that this strategic move has enhanced its national marketing efforts and overall branding efficiency.

    In May 2006, shareholders approved a name change from Quotesmith.com, Inc. to Insure.com, Inc. On January 8, 2007 the Company's Nasdaq Market trading symbol was changed from QUOT to NSUR.

    Insure.com currently has a federal tax loss carry forward of approximately $46 million.

    About Insure.com

    Originally founded in 1984 as Quotesmith Corporation, Insure.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company's flagship Web site, http://www.insure.com , are able to obtain free, instant quotes from leading insurers and have the freedom to buy online or by phone from any company shown. Insure.com also plays home to over 2,000 originally authored articles on various insurance topics and also provides free insurance decision-making tools that are not available from any other single source. Insure.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies. We also generate advertising revenues from the sale of Web site traffic to various third parties. Shares of the Company's common stock trade on the Nasdaq Capital Market under the symbol NSUR.

    Cautions about Forward-Looking Statements

    This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict. Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue. The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, concentration of common stock holdings, general price declines within the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, the evolving nature of its business model, the timing and ultimate sale of the Company's building in Colorado, possible write down of intangible assets and goodwill, risks associated with capacity constraints, management of growth and potential legal liability arising out of misuse, breach of confidentiality or error in the handling of confidential customer information. More information about potential factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 which is on file with the United States Securities and Exchange Commission.

                                INSURE.COM, INC.
                             STATEMENT OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                           Quarter Ended                 Year Ended
                                            December 31,                December 31,
                                      ------------------------    ------------------------
                                         2006          2005          2006          2005
                                      ----------    ----------    ----------    ----------
  Revenues:
    Commissions and
     fees                             $    4,642    $    3,905    $   17,219    $   17,094
    Other                                     --            --            --             7
  Total revenues                           4,642         3,905        17,219        17,101

  Expenses:
    Selling and
     marketing                             1,614         1,602         8,784         6,541
    Operations                             1,843         1,740         6,165         7,275
    General and
     administrative                          902           921         3,531         3,765
    Depreciation and
     amortization                            197           241           853           972
    Impairment of land &
     building                                288            --         1,609            --
    Goodwill impairment                       --         3,750            --         3,750
  Total expenses                           4,844         8,254        20,942        22,303
  Operating loss                            (202)       (4,349)       (3,723)       (5,202)

  Investment income (net)                     78            79           327           276

  Net loss                            $     (124)   $   (4,270)   $   (3,396)   $   (4,926)

  Net loss per common
   share, basic and
   diluted                            $    (0.02)   $    (0.58)   $    (0.46)   $    (0.67)

Weighted average common
 shares and equivalents
 outstanding, basic and
 diluted                                   7,302         7,326         7,312         7,329

                           SELECTED BALANCE SHEET DATA
                                 (In thousands)

                                           December 31,   December 31,
                                               2006           2005
                                           ------------   ------------
Cash and equivalents                       $      1,300   $        747
Investments                                       6,941          8,362
Commissions receivable                            2,599          2,600
Land and building, net                            3,638          5,305
Intangibles and goodwill                          5,657          6,211
Other assets                                        728            830
Total assets                               $     20,863   $     24,055

Total current liabilities                  $      1,348   $      1,441
Total stockholders' equity                       19,515         22,614
Total liabilities & stockholders' equity   $     20,863   $     24,055


SOURCE  Insure.com, Inc.
    -0-                             01/31/2007
    /CONTACT: Phillip A. Perillo, Chief Financial Officer of Insure.com, Inc., +1-630-515-0170, ext. 200, phil@insure.com /
    /Web site:  http://www.insure.com /
    (NSUR)